Exhibit 99.1

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
RECEIVES NASDAQ NOTICE REGARDING NON-COMPLIANCE WITH CONTINUED LISTING STANDARDS

New York, NY - July 13, 2019 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) received a notice on July 13, 2020 from the Listing Qualifications Department of Nasdaq indicating that as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Report”), the Company no longer complies with the continued listing requirements as set forth in Nasdaq Listing Rule 5250(c)(1). The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the Nasdaq Global Market, subject to the Company’s compliance with other applicable continued listing requirements.

The notice advises that under Nasdaq rules, the Company has 60 calendar days, or until September 8, 2020, to submit a plan to regain compliance with Nasdaq’s continued listing requirements. If Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the filing due date, until December 28, 2020, to regain compliance. If Nasdaq does not accept the plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company’s management is working diligently to complete the Report and intends to file it as soon as practicable.

Forward-Looking Statements

Certain statements in this release regarding the Company’s future reporting intentions contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “could,” or the negative version of these words or other comparable words. Such statements are subject to various risks and uncertainties, many of which are outside our control, including, among others, the duration and severity of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or treat its impact, the potential negative impacts of COVID-19 on the economy in the United States and the impact of COVID-19 on the Company’s financial condition and business operations and other specific risk factors disclosed in our prior SEC filings. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.

Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.

Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com